Exhibit 99E

Exhibit E

Item 2 Information — TON Finance, B.V.

Information in this Exhibit E is based solely on TON’s Amendment No. 1 to Schedule 13D filed with the SEC on January 31, 2003.

Place of organization:	The Kingdom of Netherlands
Principal business:	Financing
Address of Principal Office:	De Ruyterkade 120	1011 AB Amsterdam
The Netherlands

DIRECTORS*	ADDRESS	PRINCIPAL OCCUPATION OR EMPLOYMENT AND ADDRESS OF EMPLOYMENT
Yoshiyuki Takada	1-13-13, Kokubu, Ichikawa City, Chiba Japan	Director of SMC Corporation 16-4 Shimbashi I-chome Minato-ku, Tokyo 105-8659, Japan
Yoshiki Takada	16 Telescope New Port Coast, CA	Managing Director of SMC Corporation address: same as above
Jiro Shirai	2-8-21 Nagata Minami Minami-ku, Yokohama Japan	Advisor of SMC Corporation address: same as above
Mees Pierson Trust B.V.	De Ruyterkade 120 1011 AB Amsterdam The Netherlands	Institutional Trust Company

* TON DOES NOT HAVE ANY EXECUTIVE OFFICERS AND IS MANAGED BY ITS 3 INDIVIDUAL DIRECTORS.

(d)                                 During the last five (5) years, neither TON nor any of the directors of TON have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)                                  During the last five (5) years, neither TON nor any of the directors of TON have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws.